Exhibit 99.1

Coldwater Creek Announces New Chief Financial Officer

Timothy Martin to succeed Melvin Dick, effective September 1, 2007

Sandpoint, ID.—(PRNEWSWIRE)—August 17, 2007—Coldwater Creek (NASDAQ: CWTR) today announced that the Board of Directors of Coldwater Creek Inc. appointed Timothy O. Martin to serve as the Company’s Senior Vice President and Chief Financial Officer (CFO). Mr. Martin’s appointment is effective September 1, 2007. Mel Dick, who previously announced his intention to retire, will step down from his officer positions, effective September 1, in connection with Mr. Martin’s appointment. Mr. Dick has served as the Company’s Executive Vice President and Chief Financial Officer since June 2002.

Commenting on the appointment, Dennis Pence, Chairman and CEO of Coldwater Creek said, “I am delighted and very pleased that the successful candidate was an internal promotion. Tim has been a key figure in the development of our finance team over the past year. He brings great skill and experience to the CFO role, and we are planning for a smooth transition.”

Mr. Martin, age 38, joined the company as Vice President, Finance in August of 2006, and has been responsible for overseeing the Company’s accounting, financial planning and reporting functions. Mr. Martin will continue to serve as the Company’s Principal Accounting Officer. Before joining Coldwater Creek, Mr. Martin served in various senior finance capacities, including Chief Accounting Officer and Vice President of Finance/Global Commercial Operations for Amgen Inc., a multi-billion dollar pharmaceutical company, from August 2003 to May 2006. Prior to that, he held senior-level finance positions at Gap Inc. from April 2001 to August 2003.

Contact:

COLDWATER CREEK INC.

Marie Hirsch

Director of Investor Relations

1-208-265-7354